Exhibit 99.1

HANOVER GOLD COMPANY, INC.

AUDIT COMMITTEE CHARTER

                The audit committee shall consist of three board members and the board of directors shall select only independent directors if the same are available. If there are not three independent directors then non-independent directors may serve on the audit committee. An independent director is one who receives no compensation whatsoever from the company other than compensation as a director and is free of any other relationship that could influence his or her judgment as a committee member. An independent director may not be associated with a major vendor to, or customer of, the company. When there is some doubt about independence, as when a member of the committee has a short-term consulting contract with a major customer, the director should recuse himself from any decisions that might be influenced by that relationship. A director will not be considered “Independent” if, among other things, he or she has:

•                  been employed by the corporation or its affiliates in the current or past three years;

•                  accepted any compensation whatsoever from the company or its affiliates (except for board service, retirement plan benefits, or nondiscretionary compensation);

•                  an immediate family member who is, or has been in the past three years, employed by the company or its affiliates as an executive officer;

•                  been a partner, controlling shareholder or an executive officer of any for-profit business to which the corporation made, or from which it received, payments (other than those which arise solely from investments in the company’s  securities) that exceed five percent of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; or

•                  been employed as an executive of another entity where any of the company’s executives serve on that entity’s Board of Directors or as executive officers of that entity.

                The primary function of the audit committee is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the shareholders and others, the systems of internal controls management and the board of directors have established, all audit processes and the selection and retention of the company’s independent accountants to act as auditors.

                General responsibilities:

                1.             The audit committee provides open avenues of communication among the independent accountant and the board of directors.

                2.             The audit committee must report the committee’s actions to the full board of directors and may make appropriate recommendations.

                3.             The audit committee has the power to conduct or authorize investigations into matters within the committee’s scope of responsibilities. The committee is authorized to retain independent counsel, accountants or others it needs to assist in an investigation and is entitled to receive all funds necessary for these purposes.

                4.             The committee will meet at least quarterly each year, more frequently if circumstances make that preferable. The audit committee chairman has the power to call a committee meeting whenever he or she thinks there is a need. An audit committee member shall not vote on any matter in which he or she may not be independent for whatever reason. The committee may ask members of management or others to attend the meeting and is authorized to receive all pertinent information from management.

                5.             The committee will do whatever else the law, the company’s charter or bylaws or the board of directors require.

                Responsibilities for engaging independent accountants:

                1.             The audit committee will approve the selection of the independent accountants for company audits. The committee’s selection is subject to approval by the full board of directors. The audit committee also will review any fees paid to the independent accountants and review and approve dismissal of the independent accountants.

                2.             The audit committee will confirm and assure the independence of the independent accountant, including a review of any management consulting services provided by the independent accountant and the fees paid for them.

                3.             The audit committee will consider, in consultation with the independent accountant, the audit scope and procedural plans made by the independent accountant.

                4.             The audit committee will listen to management and the primary independent auditor if either thinks there might be a need to engage additional auditors. The audit committee will decide whether to engage an additional firm and, if so, which one.

                Responsibilities for reviewing the annual external audit and the review of quarterly and annual financial statements:

                1.             The audit committee will ascertain that the independent accountant views the board of directors as its client, that it will be available to the full board of directors at least annually and that it will provide the committee with a timely analysis of significant financial reporting issues.

                2.             The audit committee will ask management and the independent accountant about significant risks and exposures and will assess management’s steps to minimize them.

                3.             The audit committee will review the following with the independent accountant.

A.                                   The adequacy of the company’s internal controls, including computerized information system controls and security.

B.                                     Any significant findings and recommendations made by the independent accountant together with management’s responses to them.

                4.             Shortly after the annual examination is completed, the audit committee will review the following with management and the independent accountants:

A.                                   The company’s annual financial statements and related footnotes.

B.                                     The independent accountant’s audit of and report on the financial statements.

C.                                     The auditor’s qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosures and how aggressive (or conservative) the accounting principles and underlying estimates are.

D.                                    Any serious difficulties or disputes with management encountered during the course of an audit.

E.                                      Anything else about the audit procedures or findings that GAAS requires the auditors to discuss with the committee.

                5.             The independent accountant will review the interim financial reports and discuss with the audit committee any significant findings related to the review.

                Periodic responsibilities:

                1.             Review and update the committee’s charter as needed.

                2.             Review policies and procedures covering officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the independent accountant.

                3.             Review legal and regulatory matters that may have a material effect on the organization’s financial statements, compliance policies and programs and reports from regulators.

                4.             Meet with the independent accountant and management in separate executive sessions to discuss any matters the committee or these groups believe should be discussed privately with the audit committee.

Dated: January 11, 2008.